SA FUNDS – INVESTMENT TRUST
AMENDMENT NO. 2 TO THE
INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, the SA Funds – Investment Trust, a Delaware statutory trust (the "Trust") and LWI Financial Inc., a Delaware corporation (the "Manager"), entered into an Investment Advisory and Administrative Services Agreement (the "Agreement") as of January 23, 2009, and as subsequently amended; and

WHEREAS, the Trust and the Manager mutually desire to amend Sections 10(d) and 10(e) of the Agreement to provide that the Manager may no longer be reimbursed for any fees withheld under the Agreement; and

WHEREAS, the Trust and the Manager mutually desire to further amend Appendix B to the Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, mutually agree that the provisions within Sections 10(d) and 10(e) of the Agreement related to reimbursement are hereby deleted, with the effect that the Manager will no longer be reimbursed for any fees withheld under the Agreement, effective January 1, 2018; and it is

RESOLVED, that the parties hereto, intending to be legally bound hereby, mutually agree that the amended Appendix B to the Agreement attached hereto, is granted full force and effect as of January 1, 2018.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed by their duly authorized officers as of January 1, 2018.

LWI FINANCIAL INC.	SA FUNDS – INVESTMENT TRUST
By: ____________	By: ____________
Name: Alexander B. Potts	Name: Michael Clinton
Title: President	Title: CFO and Treasurer

Appendix B

Fee Schedule

Fund	Advisory Fee as a percentage of average daily net assets	Administrative Fee as a percentage of average daily net assets	Sub-Advisory Fee as a percentage of average daily net assets
SA Global Fixed Income Fund	0.25%	0.10%	0.03%
SA U.S. Core Market Fund	0.40%	0.10%	0.03%
SA U.S. Value Fund	0.40%	0.10%	0.10%
SA U.S. Small Company Fund	0.40%	0.10%	0.25%
SA International Value Fund	0.45%	0.10%	0.20%
SA International Small Company Fund	0.25%	0.10%	0.00%
SA U.S. Fixed Income Fund	0.15%	0.10%	0.03%
SA Emerging Markets Value Fund	0.45%	0.10%	0.47%
SA Real Estate Securities Fund	0.35%	0.10%	0.10%